Exhibit 99.1

Hercules Technology Growth Capital Announces First Quarter 2012 Financial Results and Raises Quarterly Cash Dividend to $0.24 Per Share, up $0.01, an Increase of Approximately 4.0%

  Record total investment income of $22.4 million up 16.7% from a year ago
  16.3% increase in Q1 2012 NII of approximately $11.4 million, or $0.24 per share
  Distributable Net Operating Income or “DNOI” of $12.2 million, or $0.26 per share
  Record Level of Liquidity Events in Q1 2012 including four completed IPOs
  Record total investment assets of $694.5 million up 56.1% from Q1 2011
  Strong liquidity position with approximately $178.4 million available at quarter end
  Completed $48.0 million equity capital raise during the quarter
  Completed $43.0 million senior unsecured debt offering in April 2012

PALO ALTO, Calif.--(BUSINESS WIRE)--May 8, 2012--Hercules Technology Growth Capital, Inc. (NYSE: HTGC), a leader in customized debt financing for entrepreneurial venture capital and private equity-backed companies in technology-related markets including cleantech and life science, announced today its financial results for the first quarter ended March 31, 2012.

First Quarter 2012 Highlights:

  Originated approximately $101.3 million in total debt and equity commitments to new and existing portfolio companies.
  Funded approximately $65.0 million of debt and equity investments during the first quarter.
  Received approximately $35.5 million in principal repayments, including $16.5 million of early principal repayments and $19.0 million in scheduled principal payments.
  Record total investment income of $22.4 million, an increase of 16.7%, in the first quarter of 2012, compared to $19.2 million for the first quarter of 2011.
  Increased net investment income, or “NII”, during the quarter by 16.3% to approximately $11.4 million, compared to $9.8 million in the first quarter of 2011. Net investment income per share was $0.24 on 47.0 million outstanding shares for the first quarter of 2012, compared to $0.23 per share on 42.7 million outstanding shares in the first quarter of 2011.
  Increased distributable net operating income, or “DNOI”, by approximately 16.2% to $12.2 million compared to $10.5 million in the first quarter of 2011. DNOI per share was $0.26 per share on 47.0 million outstanding shares for the first quarter of 2012, compared to $0.25 per share on 42.7 million outstanding shares in the first quarter of 2011.
  Total investment assets increased 56.1% year over year to approximately $694.5 million as of March 31, 2012, compared to $445.0 million as of March 31, 2011.
  Ended the first quarter with approximately $178.4 million in available liquidity, including $48.4 million in cash and $130.0 million in credit facility availability.

  Declared a 4.0% increase in the quarterly dividend to $0.24 per share payable on May 25, 2012, to shareholders of record as of May 18, 2012; the twenty-seventh consecutive dividend since inception bringing total dividends declared since inception to $7.16 per share.

  Four of Hercules’ portfolio companies completed their initial public offering (“IPO”) during the quarter, one was acquired and one announced its intention to be acquired.

“We announced a record number of liquidity events for our portfolio in the first quarter as compared to any quarter since inception, reflecting our investment team’s success with identifying trends in the venture capital marketplace and maximizing value for our shareholders. These liquidity events are a perfect example of Hercules’ unique business model. Our warrant and equity portfolio, with investments in over 110 venture backed companies, two of which have on file with the SEC Form S-1 registration statements to complete their initial public offerings, one of which is Facebook, provides additional potential value to our shareholders,” said Manuel A. Henriquez, Hercules' co-founder, president, chairman and chief executive officer.

Henriquez continued, “We have added significant liquidity to our balance sheet so far this year, raising both equity and debt capital to support the strong demand for venture capital investments in the marketplace. These financing activities provide us with significant liquidity to grow our investment portfolio while maintaining our disciplined investment approach. We believe this should result in strong dividend coverage and growth in earnings.”

First Quarter Review and Operating Results

Investment Portfolio

As of March 31, 2012, over 99.0% of the Company’s debt investments were in a senior secured first lien position, and more than 91.0% of the debt investment portfolio was priced at floating interest rates or floating interest rates with a Prime or LIBOR based interest rate floor, well positioned to benefit should market rates increase.

Hercules entered into commitments to provide debt and equity financings of approximately $101.3 million to new and existing portfolio companies.

Debt and equity fundings were approximately $65.0 million to new and existing portfolio companies during the first quarter. Hercules received approximately $35.5 million of principal repayments, including approximately $16.5 million of early principal repayments and approximately $19.0 million in scheduled principal payments in the first quarter.

A break-down of the total investment portfolio by category, quarter over quarter, is highlighted below:

(at Fair Value, in $ Millions)
Period	Q1 2012	Q4 2011	Change ($)	Change %

Interest Earning Debt Investments
Loans	$614.6	$585.8	$28.8	4.9%

Non-Interest Earning Equity
Equity Investments	$47.9	$37.1	$10.8	29.1%
Warrant Portfolio	$32.0	$30.0	$2.0	6.7%

Total Investment Assets	$694.5	$652.9	$41.6	6.4%

Unfunded Commitments

As of March 31, 2012, Hercules had unfunded debt commitments of approximately $125.4 million. Since these commitments may expire without being drawn upon, unfunded commitments do not necessarily represent future cash requirements or future earning assets for Hercules. Approximately $40.1 million of these unfunded commitments are dependent upon the portfolio company reaching certain milestones before the Hercules debt commitment would become available.

Signed Term Sheets

Hercules finished the first quarter of 2012 with approximately $59.3 million in signed non-binding term sheets with 8 new and existing companies. These non-binding term sheets generally convert to contractual commitments in approximately 45 to 60 days from signing. Non-binding outstanding term sheets are subject to completion of Hercules’ due diligence and final approval process as well as negotiation of definitive documentation with the prospective portfolio companies. It is important to note that not all non-binding term sheets are expected to close and do not necessarily represent future cash requirements. Closed commitments generally fund 70-80% of the committed amount in aggregate over the life of the commitment.

Portfolio Effective Yield

The effective yield on the Company’s debt portfolio investments during the quarter was 14.6%, which is down from the fourth quarter of 2011 yield of 15.6%. Excluding the effect of fee accelerations that occurred from early payoffs and one-time events, the effective yield for the first quarter ended 2012 was 13.7%, down approximately 30 basis points from the adjusted effective yield in the fourth quarter of 2011 of 14.0%. The effective yield is derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter which exclude non-interest earning assets such as warrants and equity investments.

Existing Warrants Portfolio and Potential Future Gains

Hercules held warrant positions in approximately 110 portfolio companies, with a fair value of approximately $32.0 million at March 31, 2012 up 48.8% as compared to approximately $21.5 million at March 31, 2011. If exercised, these warrant holdings would require Hercules to invest an approximate additional $72.4 million. Warrants may appreciate or depreciate in value depending largely upon the underlying portfolio company’s performance and overall market conditions. Of the warrants which have monetized since inception, Hercules has realized warrant gain multiples in the range of approximately 1.04x to 8.74x based on the historical rate of return on our investments. However, our current warrant positions may not appreciate in value and, in fact, may decline in value, potentially rendering some of these warrants worthless.

During the quarter, four of Hercules' portfolio companies completed IPOs including:

  Cempra, Inc. (“CEMP”)
  Annie’s, Inc. (“BNNY”)
  Merrimack Pharmaceuticals, Inc. (“MACK”)
  Enphase Energy, Inc. (“ENPH”)

As of March 31, 2012, Hercules had warrants or equity positions in the following three companies which had filed Form S-1 Registration Statements in contemplation of a potential IPO:

  Facebook, Inc.
  WageWorks, Inc.
  BrightSource Energy, Inc.

Subsequent to March 31, 2012, BrightSource Energy, Inc. withdrew its Registration Statement for its IPO.

There can be no assurances that these companies will complete their IPOs in a timely manner or at all.

Income Statement

Total investment income in the first quarter of 2012 was approximately $22.4 million compared to approximately $19.2 million in the first quarter of 2011. This increase was due to a higher average balance of interest earning investments outstanding during the first quarter.

Interest expense and loan fees were approximately $5.0 million during the first quarter of 2012 as compared to $3.2 million in the first quarter of 2011. The increase is primarily due to $1.6 million of interest and fee expense incurred on the $75.0 million of senior unsecured convertible notes issued on April 15, 2011 which include approximately $271,000 of non cash accretion attributed to the fair value of the conversion feature. During the quarter, the Company recognized an acceleration of approximately $457,000 of unamortized fees due to the pay down of $24.3 million SBA debentures as compared to approximately $550,000 of similar fee accelerations due to $25.0 million SBA debentures in the first quarter of 2011.

The Company had a weighted average cost of debt comprised of interest and fees of approximately 6.8% in the first quarter of 2012 versus 7.7% during the first quarter of 2011. The year over year decline is attributed to a decline in the weighted average cost of debt on the Company’s SBA debentures year over year from 7.3% in the first quarter of 2011 to 5.8% in the first quarter of 2012.

Total operating expenses excluding interest expense and loan fees for the first quarter of 2012 was $6.0 million as compared to $6.2 million for the first quarter of 2011. The decrease is primarily due to year over year decreases of approximately $191,000 and $134,000 in auditing fees and workout related expenses, respectively.

Hercules recognized net realized gains of approximately $2.8 million on the portfolio in the first quarter. The Company recorded $2.2 million and $1.3 million of realized gains from the sale of equity in BARRX Medical, Inc. and Aegerion Pharmaceuticals, Inc., respectively. These gains were partially offset by realized losses of approximately $460,000 from the sale of common stock in two of our public portfolio companies and due to a complete write off of a warrant in one private portfolio company that has a cost basis of approximately $355,000.

Cumulative net realized losses on investments since October 2004 to date total $47.2 million, on a GAAP basis. When compared to total commitments of approximately $2.8 billion over the same period, the net realized loss represents approximately 1.7% of total commitments, or an annualized loss rate of approximately 22 basis points.

During the first quarter of 2012, the Company recorded approximately $2.8 million of net unrealized appreciation from its loans, warrant and equity investments. Approximately $2.7 million and $1.6 million is attributed to net unrealized appreciation on equity and warrants, respectively, due to enterprise valuation appreciation for various portfolio companies, offset by approximately $1.5 million due to unrealized depreciation on our debt investments related to fluctuations in current market interest rates.

NII – Net Investment Income

NII for the first quarter of 2012 was approximately $11.4 million, compared to $9.8 million in the first quarter of 2011, representing an increase of approximately 16.3%. The increase was primarily attributed to higher interest and fees earned from debt investments as previously highlighted. NII per share for the first quarter of 2012 was $0.24 based on 47.0 million basic shares outstanding, compared to $0.23 based on 42.7 million basic shares outstanding in the first quarter 2011.

DNOI - Distributable Net Operating Income

DNOI for the first quarter was approximately $12.2 million or $0.26 per share, as compared to $10.5 million or $0.25 per share in the first quarter of 2011. DNOI measures Hercules’ operating performance exclusive of employee stock compensation, which represents expense to the Company but does not require settlement in cash. DNOI does include paid-in-kind, or “PIK”, and back-end fees that generally are not payable in cash on a regular basis but rather at investment maturity. Hercules believes disclosing DNOI and the related per share measures are useful and appropriate supplements and not alternatives to GAAP measures for net operating income, net income, earnings per share and cash flows from operating activities.

Dividends

The Board of Directors has declared and raised a first quarter cash dividend of $0.24 per share, up $0.01, an increase of approximately 4.0%. The dividend will be payable on May 25, 2012, to shareholders of record as of May 18, 2012. This dividend would represent the Company’s twenty-seventh consecutive dividend declaration since its initial public offering, bringing the total cumulative dividend declared to date to $7.16 per share.

Hercules’ Board of Directors maintains a variable dividend policy with the objective of distributing four quarterly distributions in an amount that approximates 90 - 100% of our taxable quarterly income or potential annual income for a particular year. In addition, at the end of the year, we may also pay an additional special dividend or fifth dividend; such that we may distribute approximately all of our annual taxable income in the year it was earned, while maintaining the option to spill over our excess taxable income.

The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year.

Share Repurchases

In February 2012, the Board of Directors approved extending Hercules’ share repurchase program through August 2012. During the first quarter of 2012 the Company did not repurchase shares of its common stock.

Liquidity and Capital Resources

The Company ended the first quarter with approximately $178.4 million in available liquidity, including $48.4 million in cash and $130.0 million in credit facilities.

In January 2012, Hercules completed a follow-on public offering of 5.0 million shares of common stock for gross proceeds of approximately $48.0 million.

As of March 31, 2012, Hercules did not have any outstanding borrowings under the Wells Fargo credit facility. Hercules has a committed credit facility with Wells Fargo for approximately $75.0 million in initial credit capacity under a $300.0 million accordion credit facility. Additional lenders may be added to the facility over time to reach up to an aggregate of $300.0 million. We expect to continue discussions with various other potential lenders to join the Wells facility; however, there can be no assurances that additional lenders will join the facility.

As of March 31, 2012, Hercules did not have any outstanding borrowings under the Union Bank/RBC credit facility. Hercules has access to $55.0 million under the Union Bank facility. Union Bank and RBC Capital Markets have made commitments of $30.0 million and $25.0 million, respectively.

Pricing at March 31, 2012 under the Wells Fargo and Union Bank credit facilities are LIBOR+3.25% with a floor of 5.0%, and LIBOR+2.25% with a floor of 4.0%, respectively.

At March 31, 2012, Hercules had approximately $200.7 million in outstanding debentures under the SBIC program, as part of its total potential maximum debentures of $225.0 million allowed under the SBIC program. In February 2012, Hercules repaid $24.3 million of SBA debentures under its first license, priced at 6.63%, including annual fees. In April 2012, Hercules submitted a request to the SBA to borrow the $24.3 million under a new capital commitment under its second SBIC license, subject to SBA approval. Based on the pricing from the last sale of SBA debentures in March 2012 of 2.766%, Hercules could potentially reduce its cost of debentures by approximately 2.5% to 3.0% on the new $24.3 million commitment upon draw down. There can be no assurances that the SBA will approve our new capital commitment request, what the pricing will be or whether we will draw on any possible commitment.

As of March 31, 2012, the Company's asset coverage ratio, under our regulatory requirements as a BDC was 1,009%, excluding SBIC debentures as a result of exemptive relief from the SEC which allows us to exclude all SBA leverage from our asset coverage ratio, and 274.5% when including our SBIC debentures. Based on Hercules' existing stockholders' equity coupled with the Company's ability to exclude all if its SBA leverage from its 200% asset coverage ratio requirement, the Company has the potential capacity on its balance sheet to leverage up to in excess of $700.0 million. However, Hercules does not currently have access to credit facilities to leverage the portfolio to the fullest capacity. There are no assurances that we may be able to find additional lenders to extend or provide additional credit facilities to fully utilize the Company's available borrowing capacity or expand its existing credit facilities.

At March 31, 2012, the Company's debt to equity leverage ratio, excluding all SBA leverage was 14.5%. The same ratio including our SBIC debentures is approximately 55.9% at the end of the first quarter of 2012.

Net Asset Value

At March 31, 2012, the Company’s net assets were approximately $485.4 million, up 20.4% as compared to $403.2 million as of March 31, 2011.

As of March 31, 2012, net asset value per share was $9.76 on 49.7 million outstanding shares, compared to $9.20 on 43.8 million outstanding shares and $9.83 on 43.4 million shares as of March 31, 2011 and December 31, 2011, respectively. This slight decrease in the first quarter of 2012 is primarily attributable to the issuance of shares as a result of employee stock option exercises and restricted stock grants.

Portfolio Asset Quality and Diversification

As of March 31, 2012, grading of the debt portfolio at fair value, excluding warrants and equity investments, was as follows:

Grade 1 $124.8 million or 20.3% of the total portfolio

Grade 2 $349.9 million or 56.9% of the total portfolio

Grade 3 $129.2 million or 21.0% of the total portfolio

Grade 4 $10.1 million or 1.7% of the total portfolio

Grade 5 $0.7 million or 0.1% of the total portfolio

At March 31, 2012, the weighted average loan grade of the portfolio was 2.08 on a scale of 1 to 5, with 1 being the highest quality, compared with 2.01 as of December 31, 2011. Hercules’ policy is to generally adjust the grading down on its portfolio companies as they approach the need for additional equity capital.

Hercules’ portfolio diversification as of March 31, 2012 was as follows:

  19.8% in drug discovery companies
  12.7% in Internet consumer & business services companies
  11.8% in clean technologies
  8.4% in drug delivery companies
  7.1% in media/content/info companies
  6.3% in software companies
  5.6% in specialty pharmaceutical companies
  5.3% in healthcare services, other
  4.9% in communications and networking companies
  4.7% in information services companies
  2.7% in consumer and business products companies
  2.7% in therapeutics companies
  2.0% in medical device and equipment
  1.9% in semiconductor companies
  1.8% in surgical devices companies
  1.2% in biotechnology tools companies
  1.0% in diagnostic companies
  0.1% in electronic & computer hardware companies

Subsequent Events

1.	As of May 8, 2012, Hercules has:

	a.	Closed commitments of approximately $46.5 million to new and existing portfolio companies, and funded approximately $22.8 million since the close of the first quarter.

	b.	Pending commitments (signed non-binding term sheets) of approximately $129.7 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1-12 Closed Commitments	$101.3
Q2-12 Closed Commitments (as of May 8, 2012)	$46.5
Total 2012 Closed Commitments(a)	$147.8
Pending Commitments (as of May 8, 2012)(b)	$129.7
Total	$277.5
Notes:
a.	Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.
b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.
2.

On April 7, 2012, the Company closed an underwritten public offering of $43.0 million in aggregate principal amount of 7.0% senior unsecured notes due 2019. The notes will mature on April 30, 2019, and may be redeemed in whole or in part at any time or from time to time at the Company's option on or after April 30, 2015. The notes will bear interest at a rate of 7.0% per year payable quarterly on January 30, April 30, July 30, and October 30, of each year, beginning July 30, 2012. The Company has also granted the underwriters a 30-day option to purchase up to an additional $6.45 million in aggregate principal amount of notes to cover overallotments, if any. The Notes began trading on New York Stock Exchange (the "NYSE") under the ticker symbol "HTGZ" on April 30, 2012.

3.

In April 2012, Hercules sold its entire warrant investments held in portfolio company Annie’s, Inc. (NYSE: BNNY) to realize a net gain of approximately $2.3-$2.4 million resulting in a 4.2 times warrant gain multiple, representing an internal rate of return of approximately 28.0% on Hercules' total investments in Annie’s, Inc.

4.

In April 2012, Hercules’ portfolio company NEXX Systems, Inc, reached a definitive agreement to be acquired by Tokyo Electron. In connection with the sale, Hercules expects to realize a net gain of approximately $5.2 million for the sale of its warrant and equity investments.

5.

In April 2012, Hercules received full repayment of its $24.2 million term loan with Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX), its $5.6 million term loan with PolyMedix, Inc. (OTC BB: PYMX.OB) and $8.5 million in term loan investments with other portfolio companies.

6.

In April 2012, the Company transferred the listing of its common stock from the NASDAQ Global Select Market ("NASDAQ") to NYSE and began trading its common stock on the NYSE on April 30, 2012 under its ticker symbol “HTGC”.

Conference Call

Hercules has scheduled its 2012 first quarter financial results conference call for May 8, 2012 at 2:00 p.m. PST (5:00 p.m. EST). To listen to the call, please dial 877-304-8957 or 408-427-3709 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial 855-859-2056 or 404-537-3406 and enter the passcode 70085940.

About Hercules Technology Growth Capital, Inc.:

Hercules Technology Growth Capital (NYSE: HTGC), is a NYSE traded specialty finance firm providing customized loans to public and private technology-related companies, including clean technology, life science and select lower middle market technology companies at all stages of development. Since inception, Hercules has committed more than $2.8 billion to over 200 companies and is the lender of choice for entrepreneurs, venture capital and private equity firms seeking ideal, customized growth capital financing at all stages of a company’s development to accelerate business growth and reach the next critical milestone.

Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650-289-3060.

Forward-Looking Statements:

The information disclosed in this release is made as of the date hereof and reflects Hercules most current assessment of its historical financial performance. Actual financial results filed with the Securities and Exchange Commission may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES
(unaudited)
(dollars in thousands, except per share data)

	March 31, 2012	December 31,
	(unaudited)	2011
Assets
Investments:
Non-affiliate investments (cost of $681,242 and $642,038)	$692,695	$651,843
Affiliate investments (cost of $3,254 and $3,236)	1,094	-
Control investments (cost of $10,889 and $11,266 respectively)	675	1,027
Total investments, at value (cost of $695,385 and $656,540 respectively)	694,464	652,870
Cash and cash equivalents	48,433	64,474
Interest receivable	5,962	5,820
Other assets	14,507	24,230
Total assets	$763,366	$747,394

Liabilities
Accounts payable and accrued liabilities	$6,545	$10,813
Wells Fargo Securitization Loan	-	10,187
Long-term Liabilities (Convertible Debt)	70,624	70,353
Long-term SBA Debentures	200,750	225,000
Total liabilities	277,919	316,353

Net assets consist of:
Common stock, par value	50	44
Capital in excess of par value	532,952	484,244
Unrealized depreciation on investments	(578)	(3,431)
Accumulated realized loss on investments	(40,165)	(43,042)
Distributions in excess of investment income	(6,812)	(6,774)
Total net assets	$485,447	$431,041
Total liabilities and net assets	$763,366	$747,394

Shares of common stock outstanding ($0.001 par value, 100,000,000 authorized)	49,721	43,853
Net asset value per share	$9.76	$9.83

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2012	2011
Investment Income:
Interest income
Non Control/Non Affiliate investments	$20,281	$16,456
Affiliate investments	6	-
Control investments	13	-
Total interest income	20,300	16,456
Fees
Non Control/Non Affiliate investments	2,067	2,695
Total fees	2,067	2,695
Total operating income	22,367	19,151
Operating expenses:
Interest	3,896	2,233
Loan fees	1,076	934
General and administrative	1,817	2,206
Employee Compensation:
Compensation and benefits	3,395	3,253
Stock-based compensation	808	721
Total employee compensation	4,203	3,974
Total operating expenses	10,992	9,347
Net investment income	11,375	9,804
Net realized (losses) gains on investments
Non Control/Non Affiliate investments	2,877	4,370
Total net realized (loss)gain on investments	2,877	4,370
Net increase (decrease) in unrealized appreciation on investments
Non Control/Non Affiliate investments	1,751	(14,315)
Affiliate investments	1,076	(1,037)
Control investments	26	-
Total net unrealized (depreciation) appreciation on investments	2,853	(15,352)
Total net realized (unrealized) gain	5,730	(10,982)
Net increase (decrease) in net assets resulting from operations	$17,105	$(1,178)
Net investment income before provision for income taxes
and investment gains and losses per common share:
Basic	$0.24	$0.23
Net increase in net assets resulting from operations per common share
Basic	$0.36	$(0.03)
Diluted	$0.36	$(0.03)
Weighted average shares outstanding
Basic	47,018	42,737
Diluted	47,210	42,737

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)
	Three Months Ended March 31,
	2012	2011
Reconciliation of Adjusted NII to Net Investment Income
Net Investment Income	$11,375	$9,804
Dividends paid on unvested restricted shares (1)	(276)	(158)
Net investment income, net of dividends paid on unvested restricted shares	$11,098	$9,646

Net investment income before investment gains and losses
per common share: (2)
Basic	$0.24	$0.23

Adjusted net investment income before investment gains and losses per common share: (3)
Basic	$0.24	$0.23

Weighted average shares outstanding
Basic	47,018	42,737

(1) Unvested restricted shares as of the dividend record date in the first quarter of 2012 and 2011 was approximately 1,200,000 and 488,000 respectively

(2) Net investment income per share is calculated as the ratio of income and losses allocated to common shareholders divided by shares outstanding.

(3) Adjusted net income per share is calculated as Net investment income per share, adding dividends paid on unvested restricted shares to the amounts of income and losses allocated to common shareholders.

Adjusted net investment income per basic and diluted share, ”Adjusted NII” consists of GAAP net investment income, excluding the impact of dividends paid on unvested restricted common stock divided by the weighted average basic and fully diluted share outstanding for the period under measurement. For reporting purposes, Hercules calculates net investment income per share and change in net assets per share on a basic and fully diluted basis by applying the two-class method, under GAAP. This GAAP method excludes unvested restricted shares and the pro rata earnings associated with the shares from per share calculations.

Hercules believes that providing Adjusted NII affords investors a view of results that may be more easily compared to other companies and enables investors to consider the Company’s results on both a GAAP and Adjusted basis. Adjusted NII should not be considered as an alternative to, as an independent indicator of the Company’s operating performance, or as a substitute for Net Investment Income per basic and diluted share (each computed in accordance with GAAP). Instead, Adjusted NII should be reviewed in connection with Hercules’ consolidated financial statements, to help analyze how the Company is performing. Investors should use Non-GAAP measures only in conjunction with its reported GAAP results.

HERCULES TECHNOLOGY GROWTH CAPITAL, INC. NON GAAP FINANCIAL MEASURES (in thousands, except per share data)

	Three Months Ended March 31,
Reconciliation of DNOI to Net investment income	2012	2011
Net investment income	$11,375	$9,804
Stock-based compensation	826	721
DNOI	$12,200	$10,525

DNOI per share-weighted average common shares
Basic	$0.26	$0.25

Weighted average shares outstanding
Basic	47,018	42,737

Distributable Net Operating Income, “DNOI” represents net investment income as determined in accordance with U.S. generally accepted accounting principles, or GAAP, adjusted for amortization of employee restricted stock awards and stock options. Hercules views DNOI and the related per share measures as useful and appropriate supplements to net operating income, net income, earnings per share and cash flows from operating activities. These measures serve as an additional measure of Hercules’ operating performance exclusive of employee restricted stock amortization, which represents expenses of the Company but does not require settlement in cash. DNOI does include paid-in-kind, or PIK, interest and back end fee income which are generally not payable in cash on a regular basis, but rather at investment maturity or when declared. DNOI should not be considered as an alternative to net operating income, net income, earnings per share and cash flows from operating activities (each computed in accordance with GAAP). Instead, DNOI should be reviewed in connection with net operating income, net income (loss), earnings (loss) per share and cash flows from operating activities in Hercules’ consolidated financial statements, to help analyze how Hercules’ business is performing.

CONTACT:
Hercules Technology Growth Capital, Inc.
Main, 650-289-3060 HT-HN
info@htgc.com
Sally Borg, 650-289-3066
sborg@htgc.com